Exhibit 99.08

Sangui BioTech International, Inc.
1393 North Bennett Circle
Farmington, Utah 84025

c/o SanguiBioTech GmbH
Alfred-Herrhausen-Str. 44
58455 Witten

Experts confirm Hemospray safety

Sangui submits milestone documentation to Notified Body

Witten, Germany, June 5, 2008 – As a part of the registration of its Hemospray wound spray according to the CE standards of the European Union SanguiBioTech GmbH now submitted comprehensive documentation to the Notified Body.  Among a broad array of requested documents, this important milestone includes the required independent expert opinions about the toxicological and virological status of the product.

The virological opinion analyses potential risk factors in the raw material and describes the production process with special emphasis on its ability to remove eventually exising viruses from the product or in inactivate the remainders.  According to the opinion the high temperature treatment and microfiltration stages of the production process provide a sufficient safety margin.

After a detailed appreciation of the therapeutical experiences the toxicological opinion concludes that “in view of the expected improvements of wound healing the use of Hemospray is a positive element of wound management.  Hemoglobin and its degradation products in the intended application form and quantities are safe for patients, staff and third persons.  Subsequently, the benefit/risk ratio for [Hemospray] is positive.”

The next stage of the registration process consists mainly of the validation of the production process from the generation of the raw material to the end product.

SanguiBioTech GmbH is a wholly owned subsidiary of Sangui BioTech International, Inc.
(www.pinksheets.com: SGBI)

For more information please contact:

Joachim Fleing
Phone: +49 (160) 741 27 17
Fax: +49 (2302) 915 191
e-mail: fleing@sangui.de

Some of the statements contained in this news release discuss future expectations, contain projection of results of operation or financial condition or state other “forward-looking” information. These statements are subject to known and unknown risks, uncertainties, and other factors that could cause the actual results to differ materially from those contemplated by the statements. The forward-looking information is based on various factors and is derived using numerous assumptions. Important factors that may cause actual results to differ from projections include, among many others, the ability of the Company to raise sufficient capital to meet operating requirement.  Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and variations of such words and similar expressions are intended to identify such forward-looking statements. Unless required by law, the Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.